Exhibit 23.8

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement of Capital Bank Financial Corp. (formerly known as North American Financial Holdings, Inc.) on Form S-8 of our report dated March 31, 2011 on the consolidated financial statements of TIB Financial Corp. contained in Capital Bank Financial Corp.’s prospectus dated September 19, 2012 filed pursuant to Rule 424(b)(1) under the Securities Act in connection with Capital Bank Financial Corp.’s Registration Statement on Form S-1 (File No. 333-175108).

/s/ Crowe Horwath LLP

Fort Lauderdale, Florida

September 19, 2012